QWEST INTERNET SOLUTIONS, INC.

                Web Hosting and Internet Access Service Agreement

Section I.  General Terms and Conditions

1. General. This Agreement (the "Agreement") is made as of the date set forth below. Qwest's signature (the "Effective Date") by and between Qwest Internet Solutions, Inc., a Delaware corporation with an address at 555 17th Street, Denver, CO 80202 ("Qwest") and the Customer ("Customer") listed below and on Addendum B-1 attached hereto and made a part hereof. "Service" shall mean the Qwest internet access and hosting services provided hereunder as described more fully in the Service Description which is incorporated by reference herein and which is attached hereto as Addendum B-2 (the "Service Description").

2. Rates and Charges Payment. Customer agrees to pay all applicable rates and charges set forth on each Addendum applicable to any Services acquired hereunder. In addition to such fees. Customer shall be responsible to any and all fees and taxes, if any, which may be imposed by any internet registration authority, in connection with the registration and maintenance of Customer's domain name(s) and/or internet addresses, if any. Billing for the recurring component of the Services shall be monthly in advance. Payment for the non-recurring component of the Services, including initial set-up and installation fees, shall be payable upon execution of the applicable Addendum. Charges shall be due upon Customer's receipt of invoice and payable within thirty (30) days of such date. Any amount not paid within such period shall bear interest at the lesser of (i) the rate of 1 1/2% per month, or (ii) the highest rate permitted by applicable law. If Customer disputes any portion of an invoice, Customer shall timely pay the full invoiced amount and provide Qwest, within thirty (30) days of payment, a written statement supporting Customer's position regarding the dispute. Qwest shall determine in its good faith business judgment whether such invoiced items were erroneous, and shall issue a credit to Customer if it so determines. Qwest reserves the right to change or modify the fees for the Services, or eliminate or modify certain Services, upon not less than forty-five (45) days advance written notice to Customer. In the event of notice of such change, Customer may terminate this Agreement, without penalty, on the effective date of such change upon at least thirty (30) days advance written notice to Qwest. Customer will pay all sales and use taxes arising in connection with the Services. Customer's execution of this Agreement signifies Customer's acceptance of Qwest's initial and continuing credit review and approval. Qwest reserves the right to withhold implementation of Services pending Qwest's credit review and may condition initiation of Service on a deposit or such other means to establish reasonable assurance of payment.

3.       Term and Termination.
         --------------------

(a) This Agreement shall be effective upon the Effective Date and continue until the expiration (or termination) of all Addenda issued pursuant hereto. Unless otherwise set forth in any Addendum, the term with respect to each individual Addendum (its "Term") shall commence on the date upon which the Customer Equipment (as defined in Section II.1 hereof) is installed at Data Center, and continue for a period of twelve (12) months. Any Addendum may be terminated by either party at the end of its applicable Term by giving written notice at least sixty (60) days prior thereto, but in the absence of such notice, such Addendum shall automatically renew under the same terms and conditions for a term equal to that of its original Term (such renewal Term shall also be referred to herein as the "Term"). In the event Customer terminates the Agreement with respect to any Addendum prior to the conclusion of the Term, Customer shall pay to Qwest all charges for Services provided through the effective date of such cancellation plus a cancellation charge determined as follows: (a) if the Term for the cancelled Services is one (1) year or less, then the cancellation charge shall be an amount equal to the balance of the monthly Services charges (then in effect at the time of cancellation) for such cancelled Services that would otherwise have become due for the unexpired balance of the Term; (b) if the Term for the canceled Services is longer than one (1) year and such cancellation becomes effective prior to the completion of the first year of the Term, the cancellation charge shall be an amount equal to the balance of the monthly Services charges (then in effect at the time of cancellation) for such cancelled Services that otherwise would have become due for the unexpired portion of the first year of the Term, plus fifty percent (50%) of the balance of such monthly charges for the remainder of the Term beyond the first year, and (c) if the Term for the cancelled Services is longer than one (1) year and such cancellation becomes effective after completion of the first year of the Term, the cancellation charge shall be an amount equal to fifty percent (50%) of the balance of the monthly Services charges (then in effect at the time of cancellation) for such cancelled Services that otherwise would have become due and payable for the unexpired portion of the Term. In addition, if Customer was granted a discount or waiver with respect to any non-recurring charges based on the duration of Customer's Term commitment (an "NRC Discount"), then Customer shall also pay an amount equal to the NRC Discount. It is agreed that Qwest's damages if Services are cancelled prior to the completion of the Term shall be difficult or impossible to ascertain, thus the amounts set forth herein are intended to establish liquidated damages in the event of cancellation and are not intended as a penalty.

(b) Qwest may terminate this Agreement and/or cease or suspend the provision of any Services upon default of Customer. Default includes (i) the failure to pay any amount when due hereunder (after five (5) days prior notice of such failure to pay); (ii) the filing of a petition in bankruptcy by or against Customer; and
(iii) any material default of this Agreement including but not limited to violation of the AUP (as hereinafter defined) or Customer's obligations under
Section 4 or conduct that Qwest, in its sole discretion, believes may subject Qwest to civil or criminal litigation, charges, and/or damages. If Qwest has suspended the Services pursuant to this Section, Qwest shall require a reconnection fee in order to resume service. Termination shall not relieve Customer of its obligation to pay all fees for Services accrued and owing up to and including the date of termination or otherwise payable pursuant to Section 3(a) above, nor shall it preclude Qwest from pursuing any other remedies available to it, at law or in equity.

(c) In the event a law or regulatory action prohibits, substantially impairs or makes impractical the provision of any Services under this Agreement, as determined by Qwest, Qwest may, at its option and without liability, terminate this Agreement or modify any Services or the terms and conditions of this Agreement in order to conform to such action (a "Regulatory Modification"), provided however, that Qwest shall provide thirty (30) days prior written notice to Customer of any such Regulatory Modification, except that Qwest may reduce the foregoing notice period, if reasonably necessary under the circumstances. Use by Customer of the Services for a period of thirty (30) days after implementation of such Regulatory Modification shall constitute acceptance of such changes.

4. Rights and Obligations of Customer. Customer represents and warrants that (a) it has full right and authority to enter into this Agreement; (b) it will not use the Services in any manner which is in violation of any law or governmental regulation, or Qwest's Acceptable Use Policy ("AUP") as amended from time to time by Qwest, which AUP is posted on Qwest's web site at (www.qwest.com); (c) the "Customer Data" (as hereinafter defined) will not violate or infringe the rights of others, including, without limitation, any patent, copyright, trademark, trade dress, trade secret, privacy, publicity, or other personal or proprietary right; (d) the Customer Data will not include indecent or obscene material or constitute a defamation or libel of Qwest or any third party licensing fees; and (e) it will comply with all relevant export and encryption laws and regulations of the United States ("Export Laws"). For purposes of this
Section 4, "Customer Data" shall mean the text, data, images, sounds, photographs, illustrations, graphics, programs, code and other materials transmitted through the Services hereunder.

5. Equipment or Software not provided by Qwest. Except only as may be set forth in an Addendum to this Agreement, Customer shall be solely responsible for the installation, operation, maintenance, use and compatibility of equipment or software not provided by Qwest and Qwest shall have not responsibility or liability in connection therewith. In the event that equipment or software not provided by Qwest which impairs Customer's use of any Services: (a) Customer shall nonetheless be liable for payment for all Services provided by Qwest, and
(b) any service specifications or service levels (and corresponding service credits) generally applicable to the Services shall not apply. Customer shall cooperate with Qwest in setting the initial configuration for its equipment's interface with the Services and comply with Qwest's instructions in connection therewith.

6.       Rights and Obligations of Qwest; Disclaimer of Warranties.
         ---------------------------------------------------------

(a) As may be set forth in the Addendum, Qwest will secure domain names and assign IP address space (subject to reasonable availability) for the benefit of Customer during the Term, and Qwest will route those addresses on Qwest's network; it being understood and agreed that neither Customer nor any of its "Users" (as defined in the AUP) shall have the right to route these addresses. Customer understands and agrees that it shall have no ownership interest in any IP address which Qwest obtains on Customer's behalf and that Qwest shall retain ownership of all such IP addresses, and upon termination of the Agreement, Customer's access to and utilization of such IP addresses shall terminate.

(b) Customer agrees that it is solely responsible for assessing its own computer and transmission network needs and the results to be obtained therefrom and Qwest exercises no control whatsoever over the merchandise, information and services offered or accessible on the Internet. Qwest shall use commercially reasonable efforts to (i) monitor its network and its interconnection to other networks and (ii) maintain its network, including interconnections in an operational state, other than for scheduled maintenance, in order to provide Services in accordance with any applicable service level agreement (the "SLA"). CUSTOMER ASSUMES TOTAL RESPONSIBILITY FOR CUSTOMER'S USE AND USERS' USE OF THE SERVICES, SOFTWARE OR EQUIPMENT PROVIDED BY QWEST, IF ANY, AND THE INTERNET CUSTOMER UNDERSTANDS AND AGREES FURTHER THAT THE INTERNET (1) CONTAINS MATERIALS SOME OF WHICH ARE SEXUALLY EXPLICIT OR MAY BE OFFENSIVE AND (2) IS ACCESSIBLE BY PERSONS WHO MAY ATTEMPT TO BREACH THE SECURITY OF QWEST'S AND/OR CUSTOMER'S NETWORK. QWEST HAS NO CONTROL OVER AND EXPRESSLY DISCLAIMS ANY LIABILITY OR RESPONSIBILITY WHATSOEVER FOR SUCH MATERIALS OR ACTIONS AND CUSTOMER AND CUSTOMER'S USERS ACCESS THE SERVICES AT CUSTOMER'S OWN RISK. EXCEPT AS SPECIFICALLY SET FORTH HEREIN OR IN THE ADDENDUM, THE SERVICES, FACILITIES AND RELATED SOFTWARE AND/OR EQUIPMENT PROVIDED BY QWEST, IF ANY, ARE PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NONINFRINGEMENT OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NO ADVICE OR INFORMATION GIVEN BY QWEST, ITS AFFILIATES OR ITS CONTRACTORS OR THEIR RESPECTIVE EMPLOYEES SHALL CREATE A WARRANTY. Some states do not allow the limitation of implied warranty, and therefore certain provisions may not apply to customers located in those states.

7. Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT SHALL QWEST, ITS AFFILIATES OR AGENTS BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES ARISING FROM OR RELATED TO THE SERVICES OR THIS AGREEMENT WHETHER FOR, AMONG OTHER THINGS, BREACH OF WARRANTY OR ANY OBLIGATION ARISING THEREFROM, AND WHETHER LIABILITY IS ASSERTED IN, AMONG OTHER THINGS, CONTRACT OR TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE AND STRICT PRODUCT LIABILITY) WHETHER OR NOT QWEST HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. QWEST'S LIABILITY HEREUNDER SHALL IN NO EVENT EXCEED AN AMOUNT EQUAL TO THE AVERAGE MONTHLY RECURRING CHARGE PAID BY CUSTOMER FOR SERVICES UNDER THIS AGREEMENT, OR IN THE CASE THAT THE CLAIM PERTAINS TO A PARTICULAR SERVICE, THE AVERAGE MONTHLY RECURRING CHARGE PAID BY CUSTOMER FOR THE PARTICULAR SERVICE TO WHICH THE CLAIM PERTAINS (THE "AFFECTED SERVICE"). SUCH AVERAGE MONTHLY CHARGE TO BE CALCULATED DURING THE PERIOD FROM EXECUTION OF THE AGREEMENT OR THE ADDENDUM PERTAINING TO THE AFFECTED SERVICE TO THE DATE A CLAIM IS MADE. CUSTOMER HEREBY WAIVES ANY CLAIM THAT THESE EXCLUSIONS DEPRIVE IT OF AN ADEQUATE REMEDY OR CAUSE THIS AGREEMENT TO FAIL OF ITS ESSENTIAL PURPOSE. Except as specifically set forth in the SLA, the foregoing sets forth Customer's exclusive remedy for breach of this Agreement by Qwest. Some states do not allow the exclusion of incidental or consequential damages, and therefore certain provisions of this section allocate the risks between Qwest and Customer and Qwest's pricing reflects the allocation of risk and limitation of liability specified herein.

8. Indemnity. Customer agrees to defend, indemnify and hold Qwest and its affiliates harmless from any and all liabilities, costs and expenses, including reasonable attorneys' fees, related to or arising from: (a) any breach of this Agreement by Customer or Users; (b) the use of the Services or the Internet or the placement or transmission of any materials on the Internet by Customer or Users, including but not limited to any Customer Data; (c) acts or omissions of Customer, Customer's agents or contractors in connection with the installation, maintenance, presence, use or removal of equipment or software not provided by Qwest in connection with the provision of the Services; and (d) claims for infringement of any third party proprietary right, including copyright, patent, trade secret and trademark rights, arising from the use of any services, equipment and software not provided by Qwest.

9. Non-Solicitation of Employees. Customer shall not, during the Term of this Agreement and for a period of one (1) year thereafter, directly or indirectly solicit, employ, offer to employ, nor engage as a consultant, any employee of Qwest with whom Customer had contact pursuant to this Agreement.

10. Assignment. Customer shall not assign this Agreement, or unless set forth in the Addendum, resell the right to use the Services, without the prior written consent of Qwest.

11. Miscellaneous. Any dispute relating to this Agreement shall be submitted for biding arbitration under the commercial Arbitration Rules of the American Arbitration Association and judgment on any award entered therein may be entered in any court of competent jurisdiction. The venue for any such arbitration shall be Denver, Colorado. In the event that any portion of this Agreement is held to be unenforceable, the unenforceable portion shall be construed as nearly as possible to reflect the original intent of the parties and the remainder of the provisions shall remain in full force and effect. Qwest's failure to insist upon strict performance of any provision of this Agreement shall not be construed as a waiver of any of its rights hereunder. Qwest is acting as an independent contractor and shall have exclusive control of the manner and means of performing its obligations. Qwest will not be responsible for performance of its obligations hereunder where delayed or hindered by war, riots, embargoes, strikes or acts of its vendors, suppliers, accidents, acts of God, or any other event beyond its control. All notices, including notices of address changes contemplated hereunder shall be sent by registered or certified mail or by overnight commercial delivery to the address set forth in this Agreement by each party. Notices to Qwest shall be sent to the attention of its General Counsel. In any proceeding to enforce the terms of this Agreement, the party prevailing shall be entitled to recover all of its expenses, including, without limitation, reasonable attorney's fees. The terms and conditions of this Agreement, including all Addenda, shall prevail notwithstanding any different or additional terms and conditions of any purchase order or other form for purchase or payment submitted by customer to Qwest. All terms and provisions of this Agreement which should by their nature survive the termination of this Agreement shall so survive, including but not limited to sections 3, 4, 6, 7, 8, 9, 10, II.13 and
II.14. this Agreement may be executed in separate counterparts including facsimile copies, each of which shall be deemed an original, and all of which shall be deemed one and the same instrument and legally binding upon the parties. This Agreement, including the AUP (as amended from time to time) and the Addenda attached hereto and made part hereof, constitutes the entire agreement between Customer and Qwest with respect to the Services. This Agreement shall be governed by the laws of the State of New York. Any cause of action customer may have with respect to the Service must be commenced within one year after the claim or cause of action arises or such claim or cause of action is barred.

Section II.       Hosting Terms and Conditions

II.1     Definitions.
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(a)      "Customer   Equipment"  shall  mean  certain  electronic  equipment  of
         Customer, including without limitation, computer servers and ancillary equipment which is installed within the "Premises" (as hereinafter defined) and is described in Addendum B-1.

(b) "Customer Representative" shall refer to a person that Customer designates in writing as having authority to have access to the Data Center and Premises on Customer's behalf. Customer may designate no more than two (2) Customer Representatives, but may replace a Customer Representative upon ten (10) business days prior written notice.

(c) "Customer Web Site" is a customer application which: (i) is comprised of the Customer Data; (ii) resides on the Customer Equipment; and (ii) is accessible via the World Wide Web.

(d) "Data Center" shall mean a particular Qwest facility within which the Premises are located and which is identified in Addendum B-1.

(e) "Premises" shall refer to that area within a Data Center in which Customer Equipment is installed pursuant to this Agreement.

(f) "Software" shall mean software (including third party software) and related documentation, if any, provided by Qwest to Customer in connection with any of the Services.

II.2     Grant of Licenses.
         -----------------

(a) Qwest hereby grants to Customer a license ("License") pursuant to which Customer may, as set forth in the Service Description and for the Term set forth herein: (i) locate, install or have Qwest install the Customer Equipment within the Premises; and (ii) access the Data Center(s) for the purpose of installing, maintaining, and operating the Customer Equipment and/or Customer Web Site within the Premises. The License is subject and subordinate to the underlying ground or facilities lease or other superior right by which Qwest has acquired its interest in the Data Center.

(b) Qwest may install and implement such software and equipment as it deems necessary and appropriate in order to properly access and monitor the Customer Equipment and Customer Web Site in the course of providing the Services hereunder and Customer grants Qwest all right and permissions in connection therewith.

III.3 Permissible Use of the Data Center and Premises. Customer agrees to use the Data Center and Premises only for the purposes described in Section II.2 above and to interconnect with Qwest's network. Customer's Representatives shall not use any of the following in the Data Center or the Premises: explosives, tobacco-related products, weapons of any sort, cameras, video tape recorders, flammable liquid or gases or similar materials, electro-magnetic devices, or other materials or equipment that Qwest , at any time and at its sole discretion, deems prohibited. Customer will not alter or tamper with in any way the property or space within the Data Center. Only Customer Representatives shall be permitted to access the Premises and the Data Center on Customer's behalf. Qwest , at its sole discretion may refuse to allow a Customer Representative to enter the Premises or the Data Center.

III.4    Equipment Deployment and Maintenance.
         ------------------------------------

(a) Prior to installation and thereafter upon Qwest's reasonable request, Customer will provide Qwest a list of all Customer Equipment installed or to be installed in the Premises. If Customer desires to make any changes to its Customer Equipment ("Equipment Change ), it shall: (i) advise Qwest in writing of the nature of any such change; and (ii) not attempt to make such Equipment Change until Qwest approves such change in writing. Qwest shall either approve or disapprove of such Equipment Change within ten (10) business days of its receipt of such request.

(b) Qwest reserves the right, upon thirty (30) days prior written notice and at its expense, to relocate any Customer Equipment ("Equipment Relocation"); provided, however, that in the event of an emergency, Qwest reserves the right to perform Equipment Relocation with no advance notice to Customer. Qwest agrees to reimburse Customer for any direct damages to Customer Equipment where such damage is a direct result of Qwest's gross negligence or willful misconduct in connection with such Equipment Relocation. No other payments shall be made by Qwest to Customer with respect to damages arising out of such Equipment Relocation, including without limitation compensation for any lost business or lost profits due to damages or malfunctioning Customer Equipment, as a result of any such Equipment Relocation. In the event Qwest shall undertake an Equipment Relocation: (i) Qwest shall use commercially reasonable efforts to move the Customer Equipment to its location which shall afford comparable environmental conditions for and accessibility to such Customer Equipment; and (ii) Qwest and Customer agree to work together in good faith to minimize any disruption of Customer's services as a result of such relocation.

(c) Qwest will periodically conduct routine scheduled maintenance within its Data Centers, during which time Customer Equipment may be unable to transmit or receive data and Customer may be unable to access its Equipment. Qwest shall provide Customer with reasonable notice prior to conducting such routine maintenance.

II.5 Customer Data and Software. If indicated on the Service Description, Qwest will, on Customer's behalf, use commercially reasonable efforts to: (i) make available and accessible on the Qwest network and/or World Wide Web, as appropriate, the Customer Web Site; and (ii) reproduce the Customer Data on the Customer Web Site. Customer shall deliver the Customer Data Qwest: (i) in digital or such other form as may be reasonably requested by Qwest: (i) in the manner and meeting the specifications and delivery schedule which may be set forth in the Service Description. Customer will at all times retain complete copies of the Customer Data and if it should be lost or damaged while stored at the Data Center, Customers shall be solely responsible for the editorial supervisions of the Customer Data. Customer shall review the Customer Data prior to delivery to Qwest to ensure that it complies with Customer's representations and warranties as contained in this Agreement.

II.6 Software and Documentation Provided by Qwest. In consideration for the payment of any applicable charges, Customer is granted the right to use the Software, if any, strictly in accordance with and subject to any accompanying documentation (the "Documentation"). Except as may be specifically set forth in the Documentation, Qwest makes no representations and warranties with respect to the Software. Qwest will pass through and assign to Customer all rights and warranties provided by third party licensors of the Software to the extent that such licensors permit such pass through and assignment. Any costs of such assignment shall be borne by Customer. Except as specifically set forth herein, Qwest has no obligation to provide maintenance or other support of any kind for the Software, including without limitation any error corrections, updates, enhancements or other modifications.

II.7 Limitation and Reservation of Rights. Nothing contained herein and no use of the Premises or the Data Center by Customer or Customer's payment of any charges shall create or vest in Customer any easement or other property right of any nature in the Premises or Data Center or any property of Qwest or to limit or restrict Qwest's right to access, operate and use the Premises, Data Center and facilities therein at Qwest's discretion.

II.8     Installation of Customer Equipment

(a) Qwest shall provide for the installation of Contractor's Equipment as stated in this Agreement and in the Service Description. Customer shall give Qwest ten (10) days notice prior to the date of requested installation.

(b) This Section II.8(b) shall apply only to customers who are responsible for installation of the Customer Equipment as set forth in the Service Description. Except as otherwise set forth in the Service Description, Customer shall engineer, furnish, install and test, at its sole cost and expense, all Customer Equipment. Customer shall give Qwest ten (10) business days notice prior to commencing installation, and installation and testing shall: (i) not begin until Qwest grants permission to Customer to commence same; and (ii) shall at all times be under the direct supervision of an authorized employee or agent of Qwest (the "Escort"). All Customer Equipment shall be clearly labeled with Customer's name and contact information. Upon completion of installation, Customer shall remove all installation material from the Data Center and Premises and shall restore same to their pre-installation condition. Customer Equipment shall, at all times, remain the property of Customer. No later than four (4) weeks prior to the date proposed for installation of Customer Equipment. Customer shall submit for Qwest's approval engineering plans and specifications pertaining to Customer's use of the Data Center and Premises in the form required by Qwest. No later than ten (10) business days after receipt of such engineering plans and specifications, Qwest shall notify Customer of its approval of such plans and specifications, or of any changes required thereto ("Qwest Response"). The Qwest Response shall include space assignment, any charges payable by Customer in order for Qwest to prepare the Data Center or Premises for use by Customer (such as wiring, construction of cage or dividing walls, etc.) and a date when the Data Center Premises will be ready for installation of the Customer Equipment. In the event the Qwest Response sets forth modifications to Customer's initial submission and Customer does not object to such modifications within five (5) business days of receipt of such Qwest Response: (i) Qwest shall proceed with the work required to prepare the Data Center and Premises for use by Customer; and (ii) Customer shall reimburse Qwest for the full cost of such work within thirty (30) days after receipt of Qwest's invoice therefor.

II.9 Maintenance of Customer Equipment. Except as specifically set forth in the Service Description, Qwest shall have no obligation with respect to the Customer Equipment and/or any Customer software, except that Qwest shall be obligated to maintain the Customer Equipment in a reasonably safe condition. In cases where Qwest provides maintenance services as set forth in the Service Description , Customer is required to enter into the applicable vendor maintenance agreement. Qwest's obligation to provide temporary replacement equipment is subject to reasonable availability as contemplated in the Service Description.

II.10 Access to Premises. Customer agrees to comply with the requirements of any lease, rules and regulations of Qwest or its lessors, including but not limited to the Qwest Standards for Facility Security and rules of Conduct (the "Standards"). A current copy of the Standards, which are subject to change at Qwest's sole discretion, are set forth in the Service Description and are available from the Qwest Call Management Center. Except as otherwise set forth in the Service Description, Customer's employees, agents or contractors may enter or work in the Data Center and Premises only when an Escort is present; and except as set forth in the Standards, Customer agrees to pay the charges for Escort services at Qwest's then prevailing time and materials rates. Customer shall defend and indemnify Qwest from (i) any claims by Customer's employees, agents and contractors except claims for death or injury proximately caused by Qwest's gross negligence or willful act and (ii) any damages caused by Customer, its employees, agents and contractors relating to any damages caused by them to the Data Center, Qwest's equipment or equipment of Qwest's customers and any other damages relating thereto. Qwest shall endeavor to make Escorts available on a twenty-four (24) hour per day, seven (7) days per week basis, and shall provide Data Center-specific contact telephone numbers to Customer. The Escort shall have the authority, without subjecting Qwest to any liability, to suspend Customer's work operations in and around the Premises if, in Escort's sole discretion, any hazardous conditions arise or any unsafe or insecure practices are being conducted by Customer's employees, agents or contractors. All of Customer's work in the Data Center and Premises shall be performed in a safe and workmanlike manner.

II.11 Emergencies. In the event of any emergency event that either is or will immediately become service affecting, Qwest's work shall take precedence over Customer's operations on the Premises; and Qwest may rearrange the Customer Equipment (with the same care used by Qwest in rearranging its own equipment) as is reasonably necessary to respond to the emergency. In the event of any emergency involving the Customer Equipment, Qwest shall use reasonable commercial efforts to notify Customer prior to performing whatever repair and maintenance is necessary to respond to the emergency ("Emergency Measures"), and Customer authorizes Qwest to take such repair and maintenance actions, irrespective of whether Qwest actually provides notice.

II.12 Qwest Inspection and Remedial Rights. Qwest may make periodic inspections of any part of Customer Equipment upon reasonable advance notice to Customer, and Customer shall have the right to be represented during such inspections; provided, however, that if, in Qwest's judgment, such notice is not commercially practicable. Qwest may make such inspection immediately but shall thereafter provide notice of the inspection to Customer. The making of periodic inspections or the failure to do so shall not operate to impose upon Qwest any liability of any kind whatsoever, nor relieve Customer of any responsibility, obligation or liability assumed under this Agreement. If any part of the Customer Equipment is not installed and maintained in accordance with the terms and conditions hereof, and Customer has not corrected such non-compliance within ten (10) days after receipt of notice thereof from Qwest, Qwest may, at its option: (i) terminate the Agreement; or (ii) correct said condition at Customer's expense. If such condition poses an immediate threat to the safety of Qwest's employees or the public, interferes with the performance of Qwest's network facilities, or poses an immediate threat to the physical integrity of Qwest's facilities, Qwest may, without providing Customer prior notice, perform such work and take such action that it deems reasonably necessary ("Corrective Action"). In the event Qwest shall engage in such Corrective Action, Qwest shall not be liable for damage to Customer Equipment or for any interruption of Customer's services. As soon as practicable after taking such Corrective Action, Qwest will advise Customer in writing of the work performed or the action taken and Customer shall promptly reimburse all reasonable expenses incurred by Qwest in connection therewith.

II.13 Removal of customer Equipment. Upon termination of this Agreement, except in the case of Premium Services (as defined in Addendum B-2), Customer shall remove the Customer Equipment within ten (10) business days and Customer shall remain liable for any charges associated therewith as set forth in the Agreement. If Customer fails to remove the Customer Equipment within such period, such Customer Equipment shall be deemed abandoned; and Qwest may, without liability, remove the Customer Equipment, and Customer shall reimburse Qwest for all costs associated therewith. In the event of non-payment by Customer of sums overdue for more than sixty (60) days, or if Customer is otherwise in breach of the Agreement, Qwest may, upon ten (10) days written notice to Customer, either retain any Customer Equipment or other assets of Customer then in Qwest's possession and sell them in partial satisfaction of such unpaid sums or request Customer to remove Customer Equipment from Qwest's premises within ten (10) days of such request. If Customer fails to so remove, Qwest may deliver the Customer Equipment to Customer at the address of Customer set forth in the Agreement, and Customer shall be obligated to accept such delivery; provided, however that Customer shall be fully responsible for all expenses associated therewith.

II.14 Confidentiality. During the Term, each party will have access to certain confidential information of the other concerning such party's business, including such party's products, services, technical data, trade secrets, inventions, processes, and customer information. All such information shall be deemed "Confidential Information." Each party shall use the Confidential Information of the other solely to perform this Agreement, and all Confidential Information shall remain the sole property of the respective parties. With regard to Confidential Information, the parties shall use the same care as it uses to maintain the confidentiality of its own confidential information, which shall be no less than reasonable care, and shall not make disclosure of the Confidential Information to any third party without the written consent of the Disclosing Party, except to employees, consultants or agents to whom disclosure is necessary to the performance of this Agreement and who are bound by a duty of confidentiality. Information shall not be deemed confidential if it (1) is known to the receiving party prior to receipt from the disclosing party as reasonably evidenced by such party; (2) becomes known to the receiving party from a source other than one, to receiving party's knowledge, who is under an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be confidential other than by a breach of the receiving party; (iv) is independently developed by receiving party other than by a breach of this Agreement.

11.15 Insurance. Customer shall procure and maintain throughout the Term, the following insurance as provided by an insurance company or companies reasonably satisfactory to Qwest:

(a) standard form property insurance insuring against the perils of fire, vandalism, and malicious mischief extended coverage ("all risk") covering all Customer Equipment located in the Premises in an amount not less than its full replacement cost.

(b) commercial general liability insurance insuring against any liability arising out of the license, use or occupancy of the Premises by Customer in an amount of not less than $2 million combined single limit coverage for injury or death of one more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence.

(c) professional liability insurance (including Multimedia Errors and Omissions insurance) insuring against any liability arising out of the use or publication of the Customer Data or the Customer Web Site at the Data Center. Such insurance shall be in the amount of $2 million per occurrence ant $5 million in the aggregate.

(d) worker's compensation insurance as required by any applicable worker's compensation or similar statute and employers liability insurance with minimum limits of $1 million per occurrence.

(e) business automobile insurance in an amount not less than $1 million per occurrence covering all autos used at the Premises, including owned, non-owned and hired autos.

Customer shall provide a certificate of insurance evidencing the above requirements and in the case of (a) and (b) above, the policies shall (1) list Qwest as an additional insured, (2) contain a cross liability provision, and (3) contain a provision that such insurance shall be primary and noncontributing with any other insurance available to Qwest. All policies shall require notice to Qwest of not less than sixty (60) days prior to any cancellation or material change in any coverage.

                                 CUSTOMER

                                 WORDCRUSHER INTERNET TECHNOLOGIES INC.


                                 /s/ Kenneth W. Bell
                                 -------------------------------------
                                 Signature

                                 Mr. Kenneth W. Bell
                                 Senior V.P. & C.E.O.
                                 Name and Title

                                 12th Nov. 1999
                                 Date

                                 QWEST INTERNET SOLUTIONS, INC.



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